EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Golden Matrix Group, Inc., of our report dated April 30, 2021, relating to the consolidated financial statements of Golden Matrix Group, Inc. and subsidiaries for the year ended January 31, 2021, the six-months ended January 31, 2020, and the years ended July 31, 2019 and 2018, which appears in Golden Matrix Group, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ M&K CPAS, PLLC

Houston, Texas

October 4, 2021